FOR IMMEDIATE RELEASE
COMPANY CONTACT

Robert L. LaPenta, Jr.
Vice President - Chief Accounting Officer and Treasurer
(609) 387-7800 ext. 1216

BURLINGTON COAT FACTORY REPORTS
SECOND QUARTER SALES

Burlington, NJ - December 1, 2004 - Burlington Coat Factory Warehouse Corporation (NYSE-BCF) announced today that net sales from continuing operations for the second quarter ended November 27, 2004 were $876.0 million compared with $786.7 million for the comparative period ended November 29, 2003, an 11.4% increase. These results reflect a 4.8% comparative store sales increase for the quarter.

September comparative store sales decreased 1.3%, October comparative store sales increased 12.1% and November comparative store sales increased 3.9%, compared with the same periods last year. Net sales from continuing operations for the six months ended November 27, 2004 were $1.453 billion compared with $1.312 billion for the comparative period ended November 29, 2003, a 10.7% increase. These results reflect a 4.0% comparative store sales increase for the six-month period. The increase in comparative store sales in October and November were, in part, the result of colder temperatures throughout the country compared with the prior year.

During the six months ended November 27, 2004 the Company opened six Burlington Coat Factory stores, three free standing MJM Designer Shoe stores and one Super Baby Depot store. An additional three Burlington Coat Factory stores were relocated during the current fiscal year to locations within the same trading market. Two store locations, previously operated as Decelle stores, were converted to Cohoes Fashion stores. The Company expects to open an additional three Burlington Coat Factory stores, two MJM Designer Shoe stores and one Super Baby Depot store during the remainder of the current fiscal year. In addition, two locations are expected to be relocated to new locations within the same trading market.

Burlington Coat Factory operates 360 stores in 42 states principally under the name "Burlington Coat Factory".

Statements made on the press release that are forward-looking (within the meaning of the Private Securities Litigation Reform Act of 1995) are not historical facts and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: general economic conditions; consumer demand; consumer preferences; weather patterns; competitive factors, including pricing and promotional activities of major competitors; the availability of desirable store locations on suitable terms; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks; the Company's ability to control costs and expenses; unforeseen computer related problems; any unforeseen material loss or casualty; the effect of inflation; and other factors that may be described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.